Exhibit 10.2

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (as the same may be amended or modified from time to time, the “Agreement”), dated as of April 6, 2010, is made by and between DIANA CONTAINERSHIPS INC., a Marshall Islands corporation (the “Company”), and DIANA SHIPPING SERVICES S.A., a Panamanian corporation (the “Manager”).

WHEREAS, the Company is a recently formed entity established for the purpose of acquiring, owning and operating a fleet of containerships (each a “Vessel” and collectively the “Vessels”), indirectly through separate wholly-owned subsidiaries (each a “Vessel Owning Subsidiary” and collectively the “Vessel Owning Subsidiaries”);

WHEREAS, the Company anticipates the completion of a private placement of its Common Shares, par value $0.01 per share (the “Common Shares”), with the net proceeds of such private placement to be used to fund all or a portion of the purchase price of the Vessels;

WHEREAS, the Company expects that each Vessel Owning Subsidiary will enter into separate commercial and technical management agreements with the Manager pursuant to which the Manager will provide each Vessel Owning Subsidiary with commercial and technical management services for each owned Vessel;

WHEREAS, the Company desires to enter into this Agreement with the Manager to engage the Manager to provide certain administrative services to the Company, and the Manager desires to provide such administrative services to the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises of the Parties hereto and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Certain Definitions. In this Agreement, including the recitals hereto, unless the context requires otherwise, the following terms shall have the respective meanings set forth below:

“Accounting Referee” has the meaning ascribed to such term in Section 6.3.

“Administrative Management Services” has the meaning ascribed to such term in Section 3.

“Affiliates” means, with respect to any Person as at any particular date, any other Persons that directly or indirectly, through one or more intermediaries, are Controlled by, Control or are under common Control with the Person in question, and “Affiliate” means any one of them.

“Applicable Laws” means, in respect of any Person, property, transaction or event, all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having authority over that Person, property, transaction or event and having the force of law, and all general principles of common law and equity.

“Approved Budget” has the meaning ascribed to such term in Section 3.4(c).

“Board of Directors” means the board of directors of the Company, as the same may be constituted from time to time.

“Books and Records” means all books of accounts and records, including tax records, sales and purchase records, Vessel records, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of the Company with respect to the Vessels or the Business (whether or not in written, printed, electronic or computer printout form).

“Business” means the Company’s business of owning, operating and/or chartering or re-chartering containerships to other Persons and any other lawful act or activity customarily conducted in conjunction therewith.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday on which the banks in New York, New York are required to close.

“Change of Control” has the meaning ascribed to such term in Section 8.4.

“Charter” means a charter party agreement between a Company (or a Vessel Owning Subsidiary of the Company) and any Person that relates to any of the Vessels (including any voyage or spot charters), and “Charters” means all such charter party agreements.

“Charterer” means any Person that has entered or enter into, or assumed or assume the obligations under, by novation or otherwise, a Charter with a Company (or a Vessel Owning Subsidiary of the Company).

“Chief Financial Officer” means the chief financial officer of the Company.

“Common Shares” has the meaning ascribed to such term in the recitals to this Agreement.

“Company Breach” has the meaning ascribed to such term in Section 10.4(b).

“Company Indemnified Persons” has the meaning ascribed to such term in Section 7.3.

“Confidential Information” means all nonpublic or proprietary information or data (including all oral and visual information or data recorded in writing or in any other medium or by any other method) relating to a Disclosing Party that is obtained from the Disclosing Party or any third party on the Disclosing Party’s behalf, at any time before, simultaneously with, or after the execution of this Agreement; and, without prejudice to the general nature of the foregoing definition, the term Confidential Information shall include, but not by way of limitation, (i) information regarding the Disclosing Party’s existing or proposed operations, business plans, market opportunities, and business affairs and (ii) any information ascertainable by inspection of Confidential Information disclosed to the Receiving Party or by the analysis of any materials supplied to the Receiving Party. Notwithstanding the foregoing, Confidential Information shall not include any information which (x) is public knowledge at the time of disclosure or which subsequently becomes public knowledge other than as a result of a breach of this Agreement; (y) the Receiving Party can show was made available to it by some other Person who had a right to do so and who was not subject to any obligation of confidentiality or restricted use regarding such information; or (z) was developed by the Receiving Party independently without use of any confidential information provided hereunder or by a third party in breach of its confidentiality obligations.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who was (a) a member of the Board of Directors as of the date this Agreement is entered into or (b) nominated for election or elected to the Board of Directors with the approval of a majority of the directors then in office who were either directors as of the date this Agreement was entered into or whose nomination or election was previously so approved.

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

“Containership” means a cargo ship designed and built to transport containerized cargoes.

“Costs and Expenses” has the meaning ascribed to such term in Section 6.1.

“Credit Facility” means any credit facility agreement to which any Company or any Subsidiary of the Company may be a party from time to time.

“Designated Representative” and “Designated Representatives” each have the meaning ascribed to such terms in Section 9.1.

“Disclosing Party” means a Party who has disclosed Confidential Information hereunder to the other Party or on whose behalf Confidential Information has been disclosed to the other Party.

“Dispute” has the meaning ascribed to such term in Section 9.1.

“Dividend” means any cash dividend paid by the Company on all outstanding Common Stock.

“Draft Budget” has the meaning ascribed to such term in Section 3.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal Quarter” means a fiscal quarter for the Company or, in the case of the fiscal quarter ending March 31, 2010, the portion of such fiscal quarter between the date of this Agreement and the commencement of the next fiscal quarter.

“Fiscal Year” means the fiscal year of the Company, being the twelve-month period ending December 31.

“Force Majeure Event” has the meaning ascribed to such term in Section 10.2.

“GAAP” means generally accepted accounting principles consistently applied in the United States.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, any multinational or supranational organization, any government agency (including the SEC), any tribunal, labor relations board, commission or stock exchange (including the New York Stock Exchange), and any other authority or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Initial Term” has the meaning ascribed to such term in Section 8.1.

“Legal Action” means any action, claim, complaint, demand, suit, judgment, investigation or proceeding, pending or threatened, by any Person or before any Governmental Authority.

“Lenders” means the lenders, facility agent, security trustee, swap banks, swap agent or other financial institution contemplated by any Credit Facility.

“Losses” means losses, expenses, costs, liabilities and damages, excluding lost profits and consequential damages, but including interest charges, penalties, fines and monetary sanctions.

“Management Fee” has the meaning ascribed to such term in Section 6.1.

“Manager Breach” has the meaning ascribed to such term in Section 8.3(a).

“Manager Indemnified Persons” has the meaning ascribed to such term in Section 7.2.

“Manager Misconduct” has the meaning ascribed to such term in Section 7.1(a).

“Manager’s Personnel” means all individuals who are employed by or have entered into consulting arrangements with the Manager or any subcontractor under Section 2.3.

“Mediator’s Report” has the meaning ascribed to such term in Section 9.2(c).

“Other Financing Agreements” has the meaning ascribed to such term in Section 3.2(b).

“Parties” means the Company and the Manager.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or trustee, unincorporated organization, association, Governmental Authority or other entity.

“President” means the chief executive officer of the Company.

“Purpose” has the meaning ascribed to such term in Section 10.3(a).

“Questioned Items” has the meaning ascribed to such term in Section 3.4(b).

“Receiving Party” means a Party to whom Confidential Information of a Disclosing Party has been disclosed hereunder.

“Renewal Term” has the meaning ascribed to such term in Section 8.2.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Persons Controlled by such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Person Controlled by such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, one or more Persons Controlled by such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Persons Controlled by such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Term” means the Initial Term and any Renewal Term, in each case subject to any early termination of this Agreement as permitted herein.

“Voting Securities” means securities of all classes of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

1.2 Construction. In this Agreement, unless the context requires otherwise:

(a) references to laws and regulations refer to such laws and regulations as they may be amended from time to time, and references to particular provisions of a law or regulation include any corresponding provisions of any succeeding law or regulation;

(b) references to money refer to legal currency of the United States;

(c) “including” means “including, without limitation,” whether or not so expressed;

(d) words importing the singular include the plural and vice versa, and words importing gender include all genders; and

(e) a reference to an “approval,” “authorization,” “consent,” “notice” or “agreement” means an approval, authorization, consent, notice or agreement, as the case may be, in writing.

1.3 Headings. All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

2. ENGAGEMENT OF MANAGER

2.1 Engagement. The Company hereby engages the Manager to provide, upon the Company’s request, the Administrative Management Services specified in Section 3, below, and the Manager hereby accepts such engagement, all in accordance with the terms of this Agreement. The Company and the Manager each acknowledge that to the extent set out in this Agreement, the Manager is acting solely on behalf of, as agent of and for the account of the Company. The Manager shall advise Persons with whom it deals on behalf of the Company that it is conducting such business for and on behalf of the Company.

2.2 Powers and Duties of the Manager. The Manager has the power and authority to take such actions on its own behalf or on behalf of the Company as it from time to time considers necessary or appropriate to enable it to perform its obligations under this Agreement, subject to customary oversight and supervision of the Company, its Board of Directors and its executive officers.

2.3 Ability to Subcontract. The Manager may subcontract any of its duties and obligations hereunder to provide Administrative Management Services to any of its Affiliates without the consent of the Company and may subcontract its duties and obligations hereunder to provide Administrative Management Services to Persons that are not Affiliates with the prior written consent of the Company, not to be unreasonably withheld. In the event of any subcontract by the Manager, the Manager shall promptly notify the Company thereof and shall remain fully liable for the due performance of its obligations under this Agreement.

2.4 Outside Activities. The Company acknowledges that the Manager and its Affiliates may have business interests and engage in business activities in addition to those relating to the Company, for their own respective accounts and for the accounts of other Persons. The Manager and its Affiliates may undertake activities that compete with the activities of the Company.

2.5 Authority of the Parties. Each Party represents to the other that it is duly authorized with full power and authority to execute, deliver and perform its obligations under this Agreement. The Company represents that the engagement of the Manager has been duly authorized by the Company and is in accordance with all governing documents of the Company.

2.6 Inspection of Books and Records. At all reasonable times and on reasonable notice, any Person authorized by the Company may inspect, examine, copy and audit the Books and Records of the Company kept by the Manager pursuant to this Agreement.

3. ADMINISTRATIVE SERVICES

The Manager shall, at its own expense, provide to the Company the services described in this Section 3 (collectively, the “Administrative Management Services”).

3.1 Accounting and Records. The Manager shall, on behalf of the Company, establish an accounting system, including the development, implementation, maintenance and monitoring of internal control over financial reporting and disclosure controls and procedures, and maintain Books and Records, with such modifications as may be necessary to comply with Applicable Laws. The Books and Records shall contain particulars of receipts and disbursements relating to the Company’s assets and liabilities and shall be kept pursuant to normal commercial practices that will permit financial statements to be prepared for the Company in accordance with GAAP. The Books and Records shall be the property of the Company but shall be kept at the Manager’s primary office or such other place as the Company and the Manager may mutually agree. Upon expiration or termination of this Agreement, all of the Books and Records shall be provided to the Company or a new manager pursuant to Section 8.5(b).

3.2 Reporting Requirements. The Manager shall prepare and deliver to the Company the following reports, which the Manager shall use its reasonable best efforts to prepare and deliver within the time periods specified below or, if not so specified, within the time period requested by the relevant party:

(a) a quarterly report to be delivered within 45 days of the end of each Fiscal Quarter setting out the interim financial results of the Company for such quarter and for the applicable Fiscal Year through the end of such Fiscal Quarter;

(b) a draft of the reports, certificates, documents and other information required under any Credit Facility and any other financing arrangements of the Company (“Other Financing Agreements”) to be delivered at least two Business Days prior to their required delivery to the Lenders or lenders under Other Financing Agreements;

(c) as and when requested by the Company, draft reports regarding financial and other information required in connection with Applicable Laws (including annual and other reports that may be required to be filed under the Exchange Act and all other Applicable Laws); and

(d) as and when reasonably requested by the Company from time to time, such other reports with respect to financial and other information of the Company.

3.3 Financial Statements and Tax Returns. At the instruction of the Company, the Manager shall prepare and deliver for review by the Company and the Audit Committee of the Board of Directors the following which the Manager shall use its reasonable best efforts to prepare and deliver within the time periods specified below or, if not so specified, within the time period requested by the relevant party:

(a) within 30 days of the end of each Fiscal Quarter, unaudited financial statements of the Company for such Fiscal Quarter, to be reviewed by the external auditors of the Company, prepared in accordance with GAAP and the rules and regulations of the SEC, on a consolidated basis with all Subsidiaries of the Company;

(b) within 90 days of the end of each Fiscal Year, financial statements of the Company for such Fiscal Year, to be audited by the external auditors of the Company, prepared in accordance with GAAP and the rules and regulations of the SEC, on a consolidated basis with all Subsidiaries of the Company; and

(c) tax returns for the Company and all of its Subsidiaries required to be filed by Applicable Laws.

Notwithstanding the foregoing, in the event that the Company’s reporting obligations are accelerated under the Exchange Act beyond what such obligations are as of the date of this Agreement, the Manager shall use its reasonable best efforts to provide to the Company the financial statements referred to in clauses (a) and (b) above within such periods as shall be required for the Company to comply with any reporting requirements under the Exchange Act or other similar applicable laws and regulations.

In addition, the Manager shall attend to the time calculation and payment of all taxes payable by the Company. At the instruction of the Company, the Manager shall cause the Company’s external accountants to review the Company’s unaudited financial statements, audit the Company’s annual financial statements and finalize tax returns. The Manager shall make available to the Company’s accountants the relevant Books and Records for the Company and shall assist the accountants in their duties.

3.4 Budgets and Corporate Planning.

(a) Draft Budgets

On or before December 15 of each year, the Manager, in consultation with the Company, shall prepare and submit to the Board of Directors a detailed draft budget for the next Fiscal Year in a format acceptable to the Board of Directors and generally used by the Manager, which shall include: (1) a statement of estimated revenue and expenses, including Costs and Expenses; and (2) a proposed budget for capital expenditures, repairs and alterations, including proposed expenditures in respect of drydockings, together with an analysis as to when and why such expenditures, repairs and alterations may be required (the “Draft Budget”).

(b) Process for Finalizing the Draft Budget.

For a period of seven (7) days after receipt of the Draft Budget, the Board of Directors may request further details and submit written comments on the Draft Budget. If, after reviewing the Draft Budget, the Company does not agree with any term thereof, the Company shall, within the same seven (7) day period, give the Manager notice of such disagreements and terms (the “Questioned Items”) and a proposal for resolution of each such Questioned Item. The Company and the Manager shall endeavor to resolve any such differences between them with respect to the Questioned Items. In resolving any Questioned Item, the Company and the Manager shall consider, among other things, the Company’s obligations under any relevant Charter, Credit Facility, or Other Financing Agreement.

(c) Approved Budget.

The Manager shall use its commercially reasonable efforts to prepare and deliver to the Company a revised budget that has been approved by the Board of Directors (the “Approved Budget”) by December 31 of the preceding Fiscal Year. However, the Company acknowledges that the Approved Budget is only an estimate of the performance of the Vessels and the Manager makes no assurance, representation or warranty that the actual performance of the Vessels in the applicable Fiscal Year will correspond to the estimates contained in the Approved Budget for such Fiscal Year. The Parties acknowledge that any projections contained in the Approved Budget are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond the control of the Parties.

(d) Amendments to Approved Budget.

The Manager may, from time to time, in any Fiscal Year propose amendments to the Approved Budget upon at least fifteen (15) days prior notice to the Company, in which event the Company shall have the right to approve the amendments in accordance with the process set out in Section 3.4(b), with the relevant time periods being amended accordingly. Whenever, due to circumstances beyond the reasonable control of the Manager, emergency expenditures are required to ensure that any Vessels are operated and maintained as required under any applicable Charters, the Manager may make such emergency expenditures and reasonably request prompt reimbursement thereof, to the extent that such items are the responsibility of the Company, even if such expenditures are not included or reflected in the Approved Budget.

3.5 Legal and Securities Compliance Services.

(a) Responsibilities of the Manager.

The Manager shall assist the Company with the following items, whether or not related to any of the Vessels:

(i) compliance with all Applicable Laws, including all relevant securities laws and the rules and regulations of the SEC and any securities exchange upon which the Company’s securities are listed;

(ii) arranging for the provision of advisory services to the Company with respect to the Company’s obligations under applicable securities laws in the United States and disclosure and reporting obligations under applicable securities laws, including the preparation for review, approval and filing by the Company of reports and other documents with the SEC and all other applicable regulatory authorities;

(iii) maintaining the Company’s corporate existence and good standing in all necessary jurisdictions and assisting in all other corporate and regulatory compliance matters; and

(iv) conducting investor relations functions on behalf of the Company.

(b) Administration and Settlement of Legal Actions.

If any Legal Action is commenced against or is required to be commenced in favor of the Company or any Vessel Owning Subsidiary, the Manager shall arrange for the commencement or defense of such Legal Action, as the case may be, in the name of, on behalf of and at the expense of the Company or Vessel Owning Subsidiary, including retaining and instructing legal counsel, investigating the substance of the Legal Action and entering pleadings with respect to the Legal Action. The Manager shall assist the Company in administering and supervising any such Legal Actions and shall keep the Company advised of the status thereof. The Manager may settle any Legal Action on behalf of the Company or Vessel Owning Subsidiary where the amount of settlement is less than $250,000 with the approval of the Company’s Chief Executive Officer or President and, in excess of such amount with the approval of the Board of Directors.

(c) Interaction with Regulatory Authorities.

Notwithstanding anything in this Section 3 or otherwise, the Manager shall not act for or on behalf of the Company in its relationships with regulatory authorities except to the extent specifically authorized by the Company from time to time.

3.6 Bank Accounts.

(a) Administration by Manager.

The Manager shall oversee banking services for the Company and shall establish in the name of the Company banking accounts with such financial institutions as the Company may request. The Manager shall administer and manage all of the Company’s cash and accounts, including making any deposits and withdrawals reasonably necessary for the management of its business and day-to-day operations. The Manager shall promptly deposit all moneys payable to the Company and received by the Manager into a bank account held in the name of the Company.

(b) Payments from Operating Account.

The Company shall ensure that all charter hire associated with each Charter is paid by the applicable Charterer into the operating account. Unless otherwise instructed by the Company, the Manager shall instruct the financial institutions at which the accounts have been established to pay from the operating account, as and when required, amounts payable under any Credit Facility or Other Financing Agreement.

3.7 Other Administrative Management Services.

The Manager shall:

(a) develop, maintain and monitor internal audit controls, disclosure controls and information technology for the Company;

(b) assist with arranging board meetings and preparing board and committee meeting materials, including, as applicable, agendas, discussion papers, analyses and reports;

(c) prepare and provide such reports and accounting information so as to permit the Board of Directors to determine the amount of the cash available for the payment of dividends to the Company’s shareholders, and to assist the Company in making arrangements with the Company’s transfer agent for the payment of dividends, if any, to the shareholders;

(d) obtain, on behalf of the Company, general insurance, director and officer liability insurance and other insurance of the Company not related to the Vessels that would normally be obtained for a company in a similar business to that of the Company;

(e) administer payroll services, benefits and directors fees, as applicable, for the officers, other employees or directors of the Company;

(f) provide office space and office equipment for personnel of the Company at the location of the Manager or as otherwise reasonably designated by the Company, and clerical, secretarial, accounting and administrative assistance as may be reasonably necessary;

(g) provide all administrative services required in connection with any Credit Facility or Other Financing Agreement;

(h) negotiate and arrange for interest rate swap agreements, foreign currency contracts and forward exchange contracts;

(i) monitor the performance of investment managers;

(j) at the request and under the direction of the Company, handle all administrative and clerical matters in respect of (i) the call and arrangement of all annual and special meetings of shareholders, (ii) the preparation of all materials (including notices of meetings and proxy or similar materials) in respect thereof and (iii) the submission of all such materials to the Company in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that the Company has full opportunity to review, approve, execute and return them to the Manager for filing or mailing or other disposition as the Company may require or direct;

(k) provide, at the request and under the direction of the Company, such communications to the transfer agent for the Company as may be necessary or desirable;

(1) make recommendations to the Company for the appointment of auditors, accountants, legal counsel and other accounting, financial or legal advisers, and technical, commercial, marketing or other independent experts; provided, however, that nothing herein shall permit the Manager to engage any such adviser or expert for the Company without the Company’s specific approval;

(m) attend to all matters necessary for any reorganization, bankruptcy or insolvency petitions or proceedings, liquidation, dissolution or winding up of the Company;

(n) attend to all other administrative matters necessary to ensure the professional management of the Company’s business or as reasonably requested by the Company from time to time.

4. EMPLOYEES AND MANAGER’S PERSONNEL

4.1 Manager’s Personnel. The Manager shall provide the Administrative Management Services hereunder through the Manager’s Personnel. The Manager shall be responsible for all aspects of the employment or other relationship of the Manager’s Personnel as required in order for the Manager to perform its obligations hereunder, including recruitment, training, staffing levels, compensation and benefits, supervision, discipline and discharge, and other terms and conditions of employment or contract. However, the Manager shall remain directly responsible and liable to the Company to carry out all of its obligations under this Agreement, whether performed directly or subcontracted to another Person, and the Manager shall be responsible for the compensation and reimbursement of all such other Persons.

5. COVENANTS OF THE MANAGER

The Manager hereby agrees and covenants with the Company that, during the Term, the Manager shall:

(a) obtain and maintain for its benefit professional indemnity insurance and other insurance as is reasonable having regard to the nature and extent of the Manager’s obligations under this Agreement;

(b) exercise all due care, skill and diligence in carrying out its duties under this Agreement as required by Applicable Laws;

(c) provide the President, the Chief Financial Officer, and the Board of Directors with all information in relation to the performance of the Manager’s obligations under this Agreement as the President, the Chief Financial Officer, or the Board of Directors may reasonably request;

(d) use its reasonable best efforts to have all material property of the Company clearly identified as such, held separately from property of the Manager and, where applicable, in safe custody;

(e) use its reasonable best efforts to have all property of the Company (other than money to be deposited to any bank account of the Company) transferred to or otherwise held in the name of the Company or any nominee or custodian appointed by the Company;

(f) use its reasonable best efforts to cause (i) the Company to own or possess all licenses that are necessary and used in the operation of its business as of the date hereof, (ii) all such licenses to be in full force and effect at all times, and (iii) all required filings with respect to such licenses to be timely made and all required applications for renewal thereof to be timely filed;

(g) use its reasonable best efforts to retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Administrative Management Services; and

(h) use its reasonable best efforts to keep full and proper books, records and accounts showing clearly all transactions relating to its provision of Administrative Management Services in accordance with established general commercial practices and in accordance with GAAP, and allow the Company and its representatives to audit and examine such books, records and accounts at any time during customary business hours.

6. MANAGER’S COMPENSATION AND REIMBURSEMENT

6.1 Fees for Administrative Management Services; Reimbursement. In consideration for the provision of the Administrative Management Services by the Manager to the Company, the Company shall pay the Manager a monthly management fee (the “Management Fee”) in the amount of $10,000 (ten thousand U.S. dollars) in accordance with Section 6.2. In addition, the Company shall reimburse the Manager for all of the reasonable direct and indirect costs and expenses incurred by the Manager and its Affiliates in providing the Administrative Management Services (the “Costs and Expenses”).

6.2 Invoicing. The Manager shall, in good faith, determine the expenses related to the Administrative Management Services that are allocable to the Company in any reasonable manner determined by the Manager and shall provide to the Company on a quarterly basis an invoice for the reasonable costs and expenses to be paid pursuant to Section 6.1, which invoice shall contain a description in reasonable detail of the costs and expenses that comprise the aggregate amount of the payment being invoiced. The Manager shall maintain the records of all costs and expenses incurred, including any invoices, receipts and supplementary materials as are necessary or proper for the settlement of accounts between the Parties. The Company shall pay such invoices within thirty (30) days of receipt, unless the invoice is being disputed in accordance with this Agreement.

6.3 Dispute of Invoice. If the Company, in good faith, disputes the amount of an invoice, the Company shall give written notice of such dispute (including the particulars of such dispute) to the Manager on or before the date such invoice is payable with respect to all or any portion of such invoice. Upon receipt of such notice, the Manager shall furnish the Company with additional supporting documentation to reasonably substantiate the amount of the invoice. Upon delivery of such additional documentation, the Company and the Manager shall cooperate in good faith and use commercially reasonable efforts to resolve such dispute. If they are unable to resolve the dispute within ten (10) Business Days of the delivery of such additional supporting information (in the case of an invoice) the dispute shall be referred for resolution to a firm of independent accountants of nationally recognized standing in the United States reasonably satisfactory to each of the Manager and the Company (the “Accounting Referee”), which shall determine the disputed amounts within thirty (30) days of the referral of such invoice dispute to such Accounting Referee. The determination of the Accounting Referee shall not require the Company to pay more than the amount in dispute nor require the Manager to return any amount previously paid by the Company. The fees and expenses of the Accounting Referee shall be borne equally by the Company and the Manager. If any invoice dispute is resolved in favor of the Manager, the Company shall make payment to the Manager within ten (10) days of resolution of the dispute. Notwithstanding the foregoing, in no event shall the Company be entitled to withhold any amounts other than those portions of the applicable payment that are in dispute.

6.4 Direction to Pay. By written notice to the Company, the Manager may direct the Company to pay any amounts owing under this Agreement directly to an Affiliate of the Manager pursuant to a subcontracting arrangement relating to this Agreement.

7. LIABILITY OF THE MANAGER; INDEMNIFICATION

7.1 Liability of the Manager. The Manager shall not be liable to the Company for any Loss arising from the Administrative Management Services unless and to the extent that such Loss resulted from:

(a) the fraud, gross negligence, recklessness or willful misconduct of the Manager or any of its Affiliates (other than the Company) or any of their respective employees, agents or subcontractors (“Manager Misconduct”); or

(b) any breach of this Agreement by the Manager or any of its Affiliates (other than the Company).

7.2 Manager Indemnification. The Company shall indemnify and hold harmless the Manager and its directors, officers, employees, subcontractors and Affiliates (the “Manager Indemnified Persons”) from and against any and all Losses incurred or suffered by the Manager Indemnified Persons by reason of or arising from or in connection with their performance of this Agreement or any third-party Legal Action brought or threatened against such Manager Indemnified Persons in connection with their performance of this Agreement, other than for any Losses to the extent related to or that resulted from:

(a) any liabilities or obligations that the Manager has agreed to pay or for which the Manager is otherwise expressly responsible under this Agreement;

(b) Manager Misconduct; or

(c) any breach of this Agreement by the Manager or any of its Affiliates (other than the Company).

7.3 Company Indemnification. The Manager shall indemnify and hold harmless the Company and the Company’s directors, officers, employees, subcontractors and Affiliates (the “Company Indemnified Persons”) from and against any and all Losses incurred or suffered by the Company Indemnified Persons, to the extent related to or that resulted from:

(a) any liabilities or obligations that the Manager has agreed to pay or for which the Manager is otherwise expressly responsible under this Agreement;

(b) Manager Misconduct; or

(c) any breach of this Agreement by the Manager or any of its Affiliates (other than the Company).

8. TERM AND TERMINATION

8.1 Initial Term. The initial term of this Agreement shall commence on the date hereof and end on the first anniversary of the date hereof, unless terminated earlier pursuant to this Agreement (the “Initial Term”).

8.2 Renewal Term. This Agreement will, without any further act or formality on the part of either Party, on the expiration of the Initial Term or any Renewal Term, be automatically renewed for a further term of twelve (12) months (each a “Renewal Term”) unless notice of termination is given by the Company to the Manager in accordance with Section 8.3 or by the Manager to the Company in accordance with Section 8.4.

8.3 Termination by the Company. This Agreement may be terminated by the Company:

(a) upon not less than thirty (30) days prior written notice by the Company to the Manager;

(b) if, at any time, the Manager materially breaches this Agreement and the matter is unresolved after ninety (90) days pursuant to the dispute resolution procedures set forth in Section 9 (“Manager Breach”);

(c) if, at any time,

(i) the Manager has been convicted of, has entered a plea of guilty or nolo contendere with respect to, or has entered into a plea bargain or settlement admitting guilt for, a crime, which conviction, plea bargain or settlement is demonstrably and materially injurious to the Company; and

(ii) the holders of a majority of the outstanding Common Shares elect to terminate this Agreement;

(d) if the Manager commits fraud or is grossly negligent in the performance of its obligations hereunder, or commits an act of willful misconduct, and the Company is materially injured thereby in any such case;

(e) if, at any time, the Manager becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction, or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction; or

(f) if there is a Change of Control of the Manager.

8.4 Termination by the Manager. This Agreement may be terminated by the Manager:

(a) after the expiration of the Initial Term, with six (6) months’ prior notice by the Manager to the Company;

(b) if, at any time, the Company materially breaches the Agreement and the matter is unresolved after ninety (90) days pursuant to the dispute resolution procedures set forth in Section 9 (“Company Breach”); or

(c) at any time upon the earlier of (i) the occurrence of a Change of Control of the Company or (ii) the Manager’s receipt of written notice from the Company that such a Change of Control will occur until sixty (60) days after the later of (x) the occurrence of such a Change of Control or (y) the Manager’s receipt of the written notice in the preceding clause (ii). If the Company has knowledge that a Change of Control of the Company will occur, the Company shall give prompt written notice thereof to the Manager. A “Change of Control” means the occurrence of any of the following:

(A) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets;

(B) an order made for, or the adoption by the Board of Directors of a plan of liquidation or dissolution of the Company;

(C) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than a majority of the Company’s Voting Securities, measured by voting power rather than number of shares;

(D) if, at anytime, the Company becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, or makes a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(E) the consolidation of the Company with, or the merger of the Company with or into, any “person” (other than an Affiliate of the Company), or the consolidation of any “person” (other than an Affiliate of the Company) with, or the merger of any “person” (other than an Affiliate of the Company) with or into, the Company, in any such event pursuant to a transaction in which any of the Common Shares outstanding immediately prior to such transaction are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where the Company’s Voting Securities outstanding immediately prior to such transaction are converted into or exchanged for Voting Securities of the surviving or transferee “person” constituting a majority (measured by voting power rather than number of shares) of the outstanding Voting Securities of such surviving or transferee “person” immediately after giving effect to such issuance; or

(F) a change in directors after which a majority of the members of the Board of Directors are not Continuing Directors.

8.5 Effects of Termination or Expiry of this Agreement. (a) If the Manager terminates this Agreement pursuant to Section 8.4(b) or 8.4(c), the Company shall have the option to require the Manager to continue to provide Administrative Management Services to the Company, for the fee described in Section 6.1, for up to a ninety (90) day period from the date that the Manager provides notice of termination of this Agreement.

(b) Upon termination or expiry of this Agreement, this Agreement will be void and there shall be no liability on the part of any Party (or their respective officers, directors, employees or Affiliates) except that the obligation of the Company to pay to the Manager or its Affiliates the amounts accrued but outstanding under Section 6 and the terms and conditions set forth in Sections 7 and 10.3 shall survive such termination. After a written notice of termination has been given under this Section 8 or upon expiry, the Company may direct the Manager to, at the cost of the Company, undertake any actions reasonably necessary to transfer any aspect of the ownership or control of the assets of the Company to the Company or to any nominee of the Company and to do all other things reasonably necessary to bring the appointment of the Manager to an end at the appropriate time, and the Manager shall promptly comply with all such reasonable directions. Upon termination or expiry of this Agreement, the Manager shall promptly deliver to any new manager or the Company any Books and Records held by the Manager under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit the new manager of the Company to assume its responsibilities.

9. DISPUTE RESOLUTION

9.1 Notice of Dispute. If (a) a dispute or disagreement arises between the Parties with respect to any provision of this Agreement (other than Section 6.3), including its interpretation or the performance of a Party under this Agreement or (b) (i) the Company in good faith believes that a Manager Breach has occurred or is reasonably likely to occur or (ii) the Manager in good faith believes that a Company Breach has occurred or is reasonably likely to occur (each of the foregoing a “Dispute”), either Party may, or the Party alleging such breach or potential breach shall, deliver written notice to the other Party. Such notice shall contain in detail the specific facts and circumstances relating to the Dispute. With respect to any Dispute described in clause (a) or (b) above, each Party shall designate an individual to negotiate and resolve the Dispute (each a “Designated Representative” and, together, the “Designated Representatives”). The Designated Representatives shall in good faith attempt to resolve the matter within a thirty (30) day period from the date of delivery of the notice referred to above. If either Designated Representative intends to be accompanied by counsel at any meeting, such Designated Representative shall give the other Designated Representative at least three (3) Business Days’ notice. All discussions and negotiations pursuant to this Section 9 shall be confidential and without prejudice to settlement negotiations.

9.2 Mediation. If a Dispute described in clause (a) or (b) of Section 9.1 is not resolved by the Designated Representatives during the thirty (30) days provided in Section 9.1, either of the Parties may refer the matter to mediation. With respect to the mediation of any Dispute, the mediator shall be mutually agreed upon by the Parties, and such mediator will be instructed to:

(a) review the terms of the Dispute and the position of the Parties;

(b) consider the terms of and context of this Agreement; and

(c) render a non-binding report within sixty (60) days of the appointment of the mediator (the “Mediator’s Report”) or such later date as to which the Parties may agree.

The Parties shall consider the Mediator’s Report and may mutually decide to make it a binding report. If the mediator is not able to facilitate a binding agreement between the Parties, the Dispute is not resolved to the satisfaction of the Parties as a result of the Mediator’s Report or a mediator cannot be chosen mutually by the Parties, the Dispute shall be submitted to binding arbitration pursuant to Section 9.3.

9.3 Arbitration. Any Dispute not resolved by the Parties pursuant to Section 9.1 or 9.2 shall be fully and finally resolved by binding arbitration pursuant to this Section 9.3. Either Party may refer the Dispute to arbitration, which shall take place in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator. The prevailing Party in any such arbitration shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

10. GENERAL

10.1 Assignment; Binding Effect. The Parties may not assign any of their respective rights under this Agreement in whole or in part without the prior written consent of the other Party, which consent may be withheld in the sole discretion of such other Party. This Agreement is binding upon and inures to the benefit of the Parties and their successors and permitted assigns.

10.2 Force Majeure. Neither of the Parties shall be under any liability for any failure to perform any of their obligations hereunder if any of the following occurs (each a “Force Majeure Event”):

(a) any event, cause or condition which is beyond the reasonable control of either or both of the Parties and which prevents either or both of the Parties from performing any of their respective obligations under this Agreement;

(b) acts of God, including fire, explosions, unusually or unforeseeably bad weather conditions, epidemic, lightening, earthquake or tsunami;

(c) acts of public enemies, including war or civil disturbance, vandalism, sabotage, terrorism, blockade or insurrection;

(d) acts of a Governmental Authority, including injunction or restraining orders issued by any judicial, administrative or regulatory authority, expropriation or requisition;

(e) government rule, regulation or legislation, embargo or national defense requirement; or

(f) labor troubles or disputes, strikes or lockouts, including any failure to settle or prevent such event which is in the control of any Party.

A Party shall give written notice to the other Party promptly upon the occurrence of a Force Majeure Event.

10.3 Confidentiality. (a) Each Receiving Party agrees:

(i) to use any Confidential Information solely to carry out its obligations or exercise its rights under this Agreement (the “Purpose”) and for no other purpose;

(ii) to copy and make other works based on Confidential Information only as strictly necessary for the Purpose;

(iii) to maintain the confidentiality of the Confidential Information using at least the same degree of care that the Receiving Party uses for its own confidential or proprietary information of a similar nature, but no less than reasonable care;

(iv) to reveal any Confidential Information to any third party without the prior written consent of the Disclosing Party, except that if the Receiving Party is required by law, court or administrative order or regulation to reveal any Confidential Information, the Receiving Party is permitted to do so, provided that the Receiving Party gives the Disclosing Party reasonable prior written notice (if permitted) of the required disclosure and cooperate with the Disclosing Party at its expense in seeking a protective order or other relief;

(v) to limit disclosure of the Confidential Information to such of the Company’s or the Manager’s officers and employees as is necessary for the Purpose;

(vi) to inform each officer and employee who receives any Confidential Information of the restrictions as to use and disclosure of Confidential Information contained herein and to be responsible for any breach of such restrictions by any such persons; and

(vii) forthwith upon the Disclosing Party’s request, to procure the return of all Confidential Information together with any copies, abstracts, or other works which contain or are based on any of the Confidential Information; provided that, notwithstanding the foregoing, the Receiving Party shall be permitted to retain Confidential Information to the extent it is required to retain such Confidential Information pursuant to law, court or administrative order or regulation.

(b) Each Receiving Party further acknowledges that any breach of the provisions of this Agreement would result in serious damage being sustained by the Disclosing Party, and as a result hereby unconditionally agrees:

(i) to be responsible for losses, damages or expenses (including without limitation attorneys’ fees and expenses) that have been determined to have been caused by any such breach; and

(ii) that the Disclosing Party shall be entitled to equitable relief (including without limitation injunctive relief) in relation to any threatened or actual breach of the provisions of this Agreement without any requirement of posting a bond and without limiting any other remedy that may be available to the Disclosing Party.

10.4 Notices. Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing. A notice may be given by delivery to an individual or by fax, and shall be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day, by fax or email addressed to the following Party:

If to the Company:	If to the Manager:

Diana Containerships Inc. Pendelis 16, 175 64 Palaio Faliro Athens, Greece Tel: +302109470000 Fax: +302109424975	Diana Shipping Services S.A. Pendelis 16, 175 64 Palaio Faliro Athens, Greece Tel:+302109470000 Fax:+302109424975

With Copy to:	With Copy to:

Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574 1223 (telephone number) (212) 480 8421 (facsimile number)	Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574 1223 (telephone number) (212) 480 8421 (facsimile number)

or to any other address or fax number that the Party so designates by notice given in accordance with this Section. Any notice

(a) if validly delivered on a Business Day, shall be deemed to have been given when delivered; and

(b) if validly transmitted by fax on a Business Day, shall be deemed to have been given on that Business Day.

10.5 Third Party Rights. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no shareholder, employee, agent of any Party or any other Person shall have the right to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

10.6 No Joint Venture. Nothing in this Agreement is intended to create or shall be construed as creating a joint venture or partnership between the Parties, and this Agreement shall not be deemed for any purpose to constitute any Party a partner of any other Party to this Agreement in the conduct of any business or otherwise or as a member of a joint venture or joint enterprise with any other Party to this Agreement.

10.7 Severability. Each provision of this Agreement is severable. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a) the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b) the legality, validity or enforceability of that provision in any other jurisdiction;

except that if:

(x) on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

(y) as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 10.7, the basic intentions of the Parties in this Agreement are entirely frustrated, the Parties shall use commercially reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

10.8 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state, and each party hereto agrees to submit to the non-exclusive jurisdiction of the federal or state courts located in the City, County and State of New York as regards any claim or matter arising under or in connection with this Agreement. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the federal or state courts located in the City, County and State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or seek to change the venue from any such court.

10.9 Amendments. No amendment, supplement, modification or restatement of any provision of this Agreement shall be binding unless it is in writing and signed by each Person that is a Party to this Agreement at the time of the amendment, supplement, modification or restatement.

10.10 Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

10.11 Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition. Any waiver must be specifically stated as such in writing.

10.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.

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IN WITNESS WHEREOF, this Administrative Services Agreement has been duly executed by the Parties as of the date first written above.

DIANA CONTAINERSHIPS INC.

Name : Anastasios Margaronis
Title: Director and President

DIANA SHIPPING SERVICES S.A.

Name: Ioannis Zafirakis
Title: Director and Treasurer

[Signature Page to Administrative Services Agreement]